Exhibit 99.1

Anworth Announces First Quarter 2010 Financial Results

First Quarter 2010 Highlights:

  Anworth earned $31.8 million in Core Earnings, or $0.27 per diluted share
  Book value per share increased to $7.46 at March 31, 2010 from $7.40 at December 31, 2009
  Effective May 3, Series B Preferred Stock conversion rate will increase to 3.2317 shares of common stock from 3.1505 shares

SANTA MONICA, Calif.--(BUSINESS WIRE)--April 29, 2010--Anworth Mortgage Asset Corporation (NYSE: ANH) reported today Core Earnings available to common stockholders of $31.8 million, or $0.27 per diluted share, for the quarter ended March 31, 2010 consisting primarily of $33.2 million of net income less $1.4 million of dividends paid to our preferred stockholders. This compares to Core Earnings of $32.3 million, or $0.28 per diluted share, for the quarter ended December 31, 2009. “Core Earnings” represents a non-GAAP financial measure which we define as GAAP net income excluding any mortgage-backed securities, or MBS, impairment losses or recoveries. For the quarter ended March 31, 2010 there were no MBS impairment losses or recoveries.

At March 31, 2010 the fair value of our Agency MBS portfolio was approximately $6.53 billion and was allocated as follows: approximately 27% adjustable-rate Agency MBS; approximately 61% hybrid adjustable-rate Agency MBS; approximately 12% fixed-rate Agency MBS; and less than 1% agency floating-rate collateralized mortgage obligations, or CMOs. At December 31, 2009 the fair value of our Agency MBS portfolio was approximately $6.49 billion and was allocated as follows: approximately 25% adjustable-rate Agency MBS; approximately 62% hybrid adjustable-rate Agency MBS; approximately 13% fixed-rate Agency MBS; and less than 1% agency floating-rate CMOs.

At March 31, 2010 the current yield on our Agency MBS portfolio was 4.79% based on a weighted average coupon of 4.88% divided by the average amortized cost of 101.94% as compared with a yield of 4.98% at December 31, 2009 based on a weighted average coupon of 5.08% divided by the average amortized cost of 101.92%. During the quarter ended March 31, 2010 the unamortized premium was $120.5 million, or 1.95% of the par value as compared to $118 million, or 1.9% of the par value, during the quarter ended December 31, 2009. During the quarter ended March 31, 2010 the expense of amortizing the agency securities premium was approximately $12.3 million as compared to $9.6 million during the quarter ended December 31, 2009.

During the quarter ended March 31, 2010 the fair value of our Non-Agency MBS portfolio increased to approximately $5.3 million from a fair value of approximately $4.7 million at December 31, 2009.

During the quarter ended March 31, 2010 the constant prepayment rate, or CPR, of all of our Agency MBS and Non-Agency MBS was approximately 30.1% and the CPR of our adjustable-rate and hybrid adjustable-rate Agency MBS was 29.1%. For our Agency MBS and Non-Agency MBS adjustable-rate and hybrid adjustable-rate mortgage assets, the weighted average term to the next interest rate reset date was 24 months. During the quarter ended December 31, 2009 the CPR of all of our Agency MBS and Non-Agency MBS was approximately 19% and the CPR of our adjustable-rate and hybrid adjustable-rate Agency MBS was 20%. For our Agency MBS and Non-Agency MBS adjustable-rate and hybrid adjustable-rate mortgage assets, the weighted average term to the next interest rate reset date was 23 months.

At March 31, 2010 our outstanding repurchase agreement balance was $5.31 billion with an average interest rate of 0.23% and an average maturity of 36 days. After adjusting for interest rate swap transactions the average interest rate was 1.80% and the average maturity was 322 days. At March 31, 2010 Agency MBS with a fair value of $5.70 billion had been pledged under the repurchase agreements and swap agreements. At December 31, 2009 our outstanding repurchase agreement balance was $5.36 billion with an average interest rate of 0.24% and an average maturity of 38 days. After adjusting for interest rate swap transactions the average interest rate was 1.88% and the average maturity was 309 days. At December 31, 2009 Agency MBS with a fair value of $5.75 billion had been pledged under the repurchase agreements and swap agreements.

At March 31, 2010 our Agency MBS portfolio of $6.53 billion was financed with $5.31 billion of repurchase agreements resulting in a leverage multiple of 5.35x, as compared to a leverage multiple of 5.5x at December 31, 2009. The leverage multiple is based on total stockholder’s equity plus the Series B Preferred Stock and the junior subordinated notes.

At March 31, 2010 we had interest rate swap agreements with a notional amount of $2.27 billion, which represented approximately 43% of our outstanding repurchase agreements, as compared to interest rate swap agreements with a notional amount of $2.32 billion, which represented approximately 43% of our outstanding repurchase agreements at December 31, 2009.

During the quarter ended March 31, 2010 and relative to average earning assets, interest income earned was 4.88%, amortization of premium was (0.82)% and the average cost of funds on repurchase agreements and derivative instruments was 1.83% resulting in a net interest rate spread of 2.23%. During the quarter ended December 31, 2009 and relative to average earning assets, interest income earned was 5.13%, amortization of premium was (0.67)% and the average cost of funds on repurchase agreements and derivative instruments was 2.04% resulting in a net interest rate spread of 2.42%.

During the first quarter of 2010, Freddie Mac and Fannie Mae both announced that they would be repurchasing seriously delinquent mortgage loans from the MBS pools that they guarantee. These buyouts will result in a higher level of principal prepayments on our MBS portfolio. Freddie Mac’s buyout program was substantially completed during the quarter and was the primary factor causing the increase in portfolio CPR during the quarter. Fannie Mae announced that its buyout activity would take place over a period of four or more months and would be first reflected in MBS prepayments received in April 2010. Based on delinquency information provided by Fannie Mae, we estimate that our Fannie Mae MBS pools will experience approximately $650 million in delinquent loan buyouts during this period. The majority of these principal prepayments are expected to be received during the second quarter and it is anticipated that this will result in further significant increases in our portfolio’s near-term CPR.

At March 31, 2010 stockholders’ equity available to common stockholders of Anworth was approximately $880 million, or $7.46 per share, based on 117.95 million shares of common stock outstanding at quarter end. The $880 million equals total stockholders’ equity of $929 million less the Series A Preferred Stock liquidating value of $46.9 million and less the difference between the Series B Preferred Stock liquidating value of $27.5 million and the proceeds from its sale of $25.6 million. At December 31, 2009 stockholders’ equity available to common stockholders of Anworth was approximately $854.7 million, or $7.40 per share, based on 115.6 million shares of common stock outstanding at quarter end. The $854.7 million equals total stockholders’ equity of $903.5 million less the Series A Preferred Stock liquidating value of $46.9 million and less the difference between the Series B Preferred Stock liquidating value of $27.7 million and the proceeds from its sale of $25.8 million.

On April 15, 2010, our board of directors declared a quarterly common stock dividend of $0.27 per share, which is payable on May 26, 2010 to our holders of record of common stock as of the close of business on April 30, 2010. When we pay a cash dividend during any quarterly fiscal period to our common stockholders in an amount that results in an annualized common stock dividend yield greater than 6.25% (the dividend yield on our Series B Preferred Stock), the conversion rate on our Series B Preferred Stock is adjusted based on a formula specified in the Series B Preferred Stock prospectus supplement (and also available on the “Series B Pfd. Stock Conversion” page of our web site at http://www.anworth.com). As a result of this dividend, the conversion rate will increase from 3.1505 shares of our common stock to 3.2317 shares of our common stock effective May 3, 2010.

The Company will host a conference call at 5:00 p.m. Eastern Time on April 29, 2010 to discuss first quarter 2010 results. The dial-in number for the conference call is 800-860-2442 for U.S. callers (international callers should dial 412-858-4600 and Canadian callers should dial 866-605-3852). When dialing in, participants should ask to be connected to the Anworth Mortgage earnings call. Replays of the call will be available for a 7-day period commencing at 7:00 PM Eastern Time on April 29, 2010. The dial-in number for the replay is 877-344-7529 for U.S. callers (international and Canadian callers should dial 412-317-0088) and the conference number is 440153. The conference call will also be webcast over the Internet, which can be accessed on Anworth’s web site at http://www.anworth.com through the corresponding link located on the home page.

Investors interested in participating in Anworth’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”) or receiving a copy of the Plan’s prospectus may do so by contacting the Plan Administrator, American Stock Transfer & Trust Company, at 877-248-6410. For more information about the Plan, interested investors may also visit the Plan Administrator’s website at http://www.investpower.com or the Company’s website at http://www.anworth.com.

About Anworth Mortgage Asset Corporation

Anworth is a mortgage real estate investment trust, which invests primarily in securities guaranteed by the U.S. Government, such as Ginnie Mae, or guaranteed by federally sponsored enterprises, such as Fannie Mae or Freddie Mac. Anworth seeks to generate income for distribution to shareholders primarily based on the difference between the yield on its mortgage assets and the cost of its borrowings. The Company’s common stock is traded on the New York Stock Exchange under the symbol ANH.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities, our ability to use borrowings to finance our assets, risks associated with investing in mortgage-related assets, including changes in business conditions and the general economy, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes, and management's ability to manage our growth. Our Annual Report on Form 10-K and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

ANWORTH MORTGAGE ASSET CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts)

	March 31,	December 31,
	2010	2009
	(unaudited)

ASSETS
Agency MBS:
Agency MBS pledged to counterparties at fair value	$5,704,836	$5,749,849
Agency MBS at fair value	718,998	725,174
Paydowns receivable	106,758	10,778
	6,530,592	6,485,801
Non-Agency MBS:
Non-Agency MBS at fair value	5,324	4,742
Cash and cash equivalents	835	1,812
Interest and dividends receivable	27,129	28,818
Derivative instruments at fair value	12	2,059
Prepaid expenses and other	4,009	3,416
Total Assets:	$6,567,901	$6,526,648

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accrued interest payable	$19,447	$20,838
Repurchase agreements	5,312,000	5,359,000
Junior subordinated notes	37,380	37,380
Derivative instruments at fair value	80,633	82,811
Dividends payable on Series A Preferred Stock	1,011	1,011
Dividends payable on Series B Preferred Stock	430	433
Dividends payable on common stock	-	32,305
Payable for securities purchased	159,581	61,123
Accrued expenses and other	2,757	2,436
Total Liabilities:	$5,613,239	$5,597,337
Series B Cumulative Convertible Preferred Stock: par value $0.01 per share; liquidating preference $25.00 per share ($27,540 and $27,700, respectively); 1,102 and 1,108 shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively	$25,644	$25,803

Stockholders' Equity:
Series A Cumulative Preferred Stock: par value $0.01 per share; liquidating preference $25.00 per share ($46,888 and $46,888, respectively); 1,876 and 1,876 shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively	$45,397	$45,397
Common Stock: par value $0.01 per share; authorized 200,000 shares, 117,951 and 115,563 issued and outstanding at March 31, 2010 and December 31, 2009, respectively	1,180	1,156
Additional paid-in capital	1,032,610	1,016,821
Accumulated other comprehensive gain consisting of unrealized losses and gains	62,148	84,259
Accumulated deficit	(212,317)	(244,125)
Total Stockholders' Equity:	$929,018	$903,508
Total Liabilities and Stockholders' Equity:	$6,567,901	$6,526,648

ANWORTH MORTGAGE ASSET CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (in thousands, except for per share amounts) (unaudited)

	Three Months Ended
	March 31,
	2010	2009

Interest income:
Interest on Agency MBS	$61,151	$66,895
Interest on Non-Agency MBS	48	75
Other income	9	46
	61,208	67,016
Interest expense:
Interest expense on repurchase agreements	23,699	32,038
Interest expense on junior subordinated notes	305	455
	24,004	32,493
Net interest income	37,204	34,523
Net gain on derivative instruments	-	107
Expenses:
Compensation, incentive compensation and benefits	(3,198)	(3,062)
Other expenses	(757)	(827)
Total expenses	(3,955)	(3,889)
Net income	33,249	30,741
Dividend on Series A Cumulative Preferred Stock	(1,011)	(1,011)
Dividend on Series B Cumulative Convertible Preferred Stock	(430)	(471)
Net income to common stockholders	$31,808	$29,259
Basic earnings per common share	$0.27	$0.30
Diluted earnings per common share	$0.27	$0.30
Basic weighted average number of shares outstanding	116,755	95,974
Diluted weighted average number of shares outstanding	120,316	99,333

CONTACT:
Anworth Mortgage Asset Corporation
John T. Hillman
310-255-4438 or 310-255-4493
Email: jhillman@anworth.com
Web site: http://www.anworth.com